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              AMAZON.COM ACQUIRES THREE LEADING INTERNET COMPANIES

            AMAZON.COM ACQUISITIONS EXTEND COMPANY'S ABILITY TO SERVE
                            INTERNATIONAL CUSTOMERS

        Seattle, WA -- (April 27, 1998) -- Amazon.com, Inc. (NASDAQ: AMZN), today announced that it has acquired three leading Internet companies:
Bookpages, Ltd; Telebook, Inc.; and Internet Movie Database Ltd. Amazon.com expects online retailers Bookpages and Telebook to become fundamental components of its expansion into the European marketplace, and Internet Movie Database to support its eventual entry into online video sales.

        "These acquisitions will enable Amazon.com to quickly offer European consumers the same combination of selection, service, and value that we now provide our U.S. customers," said Jeffrey P. Bezos, Amazon.com founder and CEO. "I'm excited about these companies because each has a relentless focus on customer service, an unwavering commitment to Internet commerce, and a smart, innovative management team."

        Bookpages (www.bookpages.co.uk) is one of the largest online bookstores in the United Kingdom, providing access to all 1.2 million U.K. books in print. Bookpages Managing Director Dr. Simon Murdoch said of the acquisition, "This is fantastic news for Bookpages and its customers. By combining Amazon.com's resources with Bookpages' in-depth knowledge of the U.K. marketplace, we can provide even better service and selection to our customers inside and outside of the United Kingdom."

        Telebook (www.telebuch.de), operating through its ABC Bucherdienst subsidiary, is Germany's number one online bookstore, with a catalog of nearly 400,000 German-language titles. Telebook President Michael J.G. Gleissner commented, "Telebook's longtime local expertise in online bookselling in Germany combined with Amazon.com's worldwide brand and powerful technology will lead to tremendous benefits for the customer."

        Originally launched in 1990, Internet Movie Database (www.imdb.com) is a comprehensive repository for movie and television information on the Internet. "Everyone at IMDb is excited about becoming a part of Amazon.com," said Colin Needham, IMDb Managing Director. "Because of their similar passion for books, the



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Amazon.com team understands and fully supports IMDb's mission of providing the best possible information to movie lovers."

        Each of the acquisitions will be accounted for under the purchase method of accounting. The company will incur total charges of approximately $55 million in connection with all three transactions. Consideration was comprised of cash and common stock, and the company anticipates issuing an aggregate of approximately 540,000 shares of common stock as a result of these transactions.

        Amazon.com, Inc., Earth's Biggest Bookstore, is the largest online retailer of books. Amazon.com offers a catalog of more than 3 million book, music, and other titles, plus easy-to-use search and browse features, e-mail services, personalized shopping services, secure Web-based credit card payment, and direct shipping to customers. Amazon.com has virtually unlimited online shelf space and offers customers a vast selection through an efficient search-and-retrieval interface, as well as streamlined ordering through 1-Click(SM) technology. Amazon.com pioneered the concept of syndicated selling on the Internet and has more than 40,000 members in its Associates Program including AOL.com, Yahoo!, Netscape, Excite, the AltaVista Search Service, the @Home Network, the Prodigy Shopping Network, and iVillage.

        This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, Amazon.com's limited operating history, the unpredictability of its future revenues, and risks associated with capacity constraints, management of growth, and new business opportunities. More information about factors that potentially could affect Amazon.com's financial results is included in the company's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

        Amazon.com, Earth's Biggest Bookstore, and 1-Click are service marks of Amazon.com, Inc. All other names are trademarks of their respective owners.

Contact:
Amazon.com
Kay Dangaard
Director, Media Relations
Telephone: (206) 694-2078
E-mail: dangaard@amazon.com